Exhibit 99.1

CENDANT REPORTS RECORD RESULTS FOR THIRD
QUARTER 2004

3Q 2004 EPS from Continuing Operations Increased 19% to $0.56
Versus $0.47 in 3Q 2003

3Q 2004 Net Cash Provided by Operating Activities Was $2.4 Billion

3Q 2004 Free Cash Flow Was $729 Million

Company Projects 2004 EPS from Continuing Operations of $1.70 — $1.71

New York, NY, October 20, 2004 - Cendant Corporation (NYSE: CD) today reported record results for third quarter 2004. EPS from Continuing Operations increased 19% to $0.56, versus $0.47 in third quarter 2003. Both of the Company’s core residential real estate and travel services verticals reported record operating results, despite weather related challenges in the Southeast, which affected real estate and travel alike. Driving the results was continued strong performance from the Company’s real estate franchise and brokerage businesses, double-digit growth at the Company’s hospitality businesses, and continuing margin improvement in car rental.

Cendant’s President and Chief Financial Officer, Ronald L. Nelson, stated: “In addition to another quarter of record results, we also have made substantial progress toward our strategic objective to focus on our core travel and real estate businesses, reduce complexity and increase financial transparency. First, we will secure a leading position in the rapidly growing online travel business through the pending acquisition of Orbitz, using the proceeds from our prior sale of Jackson Hewitt and cash on hand. Second, we announced that the Company intends to spin-off its mortgage and fleet operations, and establish a mutually beneficial joint venture with Cendant Mortgage designed to preserve the cross-selling benefits that exist between it and the Company’s residential real estate, relocation and settlement services businesses. We believe these actions will both enhance the Company’s growth rate and help to unlock shareholder value.”

Cendant projects fourth quarter 2004 EPS of $0.32 — $0.33, an increase of 10% — 14% versus the $0.29 earned in fourth quarter 2003. In addition, the Company has narrowed the range of its projected EPS from Continuing Operations for full year 2004 to $1.70 — $1.71, a 23% — 24% increase versus 2003. Excluding the one-time tax benefit of $0.10 per share recorded in first quarter 2004, EPS from Continuing Operations is projected to increase 16% — 17% in 2004 as compared with 2003. The Company also continues to forecast 2004 Net Cash Provided by Operating Activities of approximately $5 billion and Free Cash Flow of more than $2 billion.

Third Quarter 2004 Results of Reportable Segments
The following discussion of operating results focuses on revenue and EBITDA for each of our reportable operating segments. EBITDA is defined as income from continuing operations before non-program related depreciation and amortization, non-program related interest, amortization of pendings and listings, income taxes and minority interest. EBITDA is the measure that we use to evaluate performance in each of our reportable operating segments. Our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. Revenue and EBITDA are expressed in millions.

Real Estate Franchise and Operations
(Consisting of the Company’s real estate franchise brands, brokerage operations and relocation services)

	2004	2003	% change

Revenue	$1,774	$1,593	11%

EBITDA	$358	$325	10%

Revenue and EBITDA increased principally due to strong growth in royalties earned by our real estate franchise businesses and real estate commissions earned by NRT, our real estate brokerage unit. Real estate franchise royalty and marketing fund revenue increased 15%, primarily due to an 11% increase in the average price of homes sold and an 8% increase in the number of homes sold. Revenue generated by NRT increased 12%, principally due to a 17% increase in average price.

Mortgage Services
(Consisting of mortgage services and settlement services)

	2004	2003	% change

Revenue	$283	$411	(31%)

EBITDA	$55	$111	(50%)

Revenue and EBITDA decreased due to lower production revenues resulting from the industry-wide decline in mortgage refinancing volumes, as expected, and also, we believe, due to the temporary uncertainty created by our July announcement that we were considering strategic alternatives for the mortgage business. These effects were partially offset by a $206 million increase in net revenues from mortgage servicing activities, driven by a 12% increase in the average size of the servicing portfolio, substantially lower amortization and an increase in the value of our servicing asset, net of hedging activity.

Hospitality Services
(Consisting of the Company’s franchised lodging brands, timeshare exchange, timeshare sales and marketing, and vacation rental businesses)

	2004	2003	% change

Revenue	$789	$696	13%

EBITDA	$211	$189	12%

Revenue and EBITDA increased due to growth in virtually all of our hospitality businesses. Revenue from the European Vacation Rental Group increased substantially, due primarily to the May 2004 acquisition of Landal Green Parks, the largest vacation rental company in Holland. Revenue from RCI, the Company’s timeshare exchange business, increased 13% and revenue from lodging franchise increased 7%. Revenue from the Timeshare Resort Group increased 3%, reflecting higher close rates and revenue per tour. This was partially offset by the negative effects of the recent hurricanes in Florida on Fairfield’s tour flow and of telemarketing restrictions on Trendwest’s tour flow. In addition, year-over-year EBITDA comparisons were negatively impacted by $10 million due to the absence of gain on sale accounting and the consolidation of the timeshare securitization structures effective in third quarter 2003.

Travel Distribution Services
(Consisting of electronic global distribution services for the travel industry, corporate and consumer online travel services, and travel agency services)

	2004	2003	% change

Revenue	$437	$424	3%

EBITDA	$123	$119	3%

Revenue and EBITDA were positively impacted principally by the acquisitions of Flairview Travel in second quarter 2004 and Travel 2/Travel 4 in fourth quarter 2003. The impact of these acquisitions was partially offset by a 1% decrease in Galileo worldwide booking fees, which was driven by a 3% decline in global volume partially offset by improvements in global yield. Booking volumes were affected by labor uncertainty surrounding an air carrier in Italy where we have a significant presence and by continued soft travel demand in Europe. In addition, revenue and EBITDA were positively impacted by a 39% increase in global gross online travel bookings, including a 51% increase at our CheapTickets.com site, where conversion rates and gross margins also significantly improved.

Vehicle Services

(Consisting of vehicle rental, vehicle management services and fleet card services)

	2004	2003	% change

Revenue	$1,693	$1,610	5%

EBITDA	$221	$187	18%

EBITDA increased in part due to operating efficiencies realized from the successful integration of Budget, as well as growth in car rental volume, particularly at Budget. Revenue and EBITDA were also positively impacted by growth in our Wright Express fuel card management business and by our PHH Fleet Management unit’s February 2004 acquisition of First Fleet Corporation. Avis and Budget car rental experienced increases in car rental day volume of 1% and 9%, respectively, which were offset by decreases in price of 2% and 7%, respectively. The increased volume and reduced pricing at Budget resulted primarily from the Company’s strategic decision to reduce its cost structure and pricing to be more competitive with other leisure-focused car rental brands. In addition, pricing at both Avis and Budget was negatively impacted by higher industry fleet levels due to increased incentives from car manufacturers. The impact of lower prices was partially offset in EBITDA by lower fleet costs.

Marketing Services
(Consisting of individual membership products, insurance-related services and financial services enhancement products)

	2004	2003	% change

Revenue	$389	$358	9%

EBITDA	$111	$67	66%

Revenue and EBITDA were positively impacted by $34 million due to the early termination of a contractual relationship originally expected to extend into 2005, which resulted in a cash payment to the Company of $51 million. This early termination will cause the fourth quarter results of the Marketing Services segment to be modestly reduced. In addition, EBITDA was positively impacted by reduced operating costs at Cims, the Company’s international membership business.

Other Items
The early termination of a contractual relationship in the Marketing Services segment positively impacted third quarter EPS by approximately $0.02. However, this benefit was offset by the negative impact of the recent hurricanes on many of the Company’s businesses in Florida and the adverse consequences to the Company’s mortgage business arising from our announcement that we were exploring strategic alternatives for that business.

Recent Achievements and Strategic Initiatives
During the third quarter, the Company made considerable progress toward its cash flow generation, debt reduction and share repurchase goals:

•
Generated Net Cash Provided by Operating Activities of $2.4 billion and Free Cash Flow of $729 million. See Table 7 for a description of Free Cash Flow and a reconciliation to Net Cash Provided by Operating Activities.

•
Reduced corporate debt, net of cash on the balance sheet, by $1.2 billion (corporate debt excludes Debt under Management and Mortgage Programs). As of September 30, 2004, the Company had Net Debt of approximately $2.8 billion, consisting of $1.6 billion of cash and cash equivalents and $4.5 billion of corporate debt outstanding. This cash balance includes approximately $863 million received in August 2004 in connection with the Company’s issuance of approximately 38 million shares of common stock pursuant to the terms of its Upper DECS securities. See Table 5 for more detailed information. The Company projects year-end corporate debt, net of cash on the balance sheet, to be approximately $4 billion, including the impact of the Orbitz acquisition.

•	Utilized $103 million of cash for the repurchase of common stock, net of proceeds from option exercises. For the nine months ended September 30, 2004, the

Company has utilized $669 million of cash for the repurchase of common stock, net of proceeds from option exercises.

In addition, the Company recently:

•
Announced that it intends to distribute the mortgage and fleet operations of PHH Corporation to its shareholders. The transaction will be structured as a tax-free distribution of the common stock of PHH Corporation. The Company’s relocation and fuel card businesses will remain a part of Cendant. The Company anticipates it will establish a joint venture with Cendant Mortgage designed to preserve the mutual cross-selling benefits that exist between the mortgage business and the Company’s residential real estate, relocation and settlement services businesses. The spin-off is expected to take place in the first quarter of 2005.

•
Announced an agreement to acquire Orbitz, a leading online travel agency, for approximately $1.25 billion in cash. Orbitz is debt-free and, as of June 30, 2004, had approximately $200 million of cash on hand. The acquisition will place Cendant in a leading position in the domestic online travel distribution business and is expected to be accretive to EPS by $0.00 — $0.01 in 2005 and $0.07 — $0.09 in 2006. It is expected to close in fourth quarter 2004 and adversely impact 2004 EPS by approximately $0.02 due to transaction related expenses and integration costs.

•
Announced a regular quarterly cash dividend of $0.09 per common share payable December 14, 2004 to stockholders of record as of November 22, 2004 and an increase in the Company’s stock repurchase program by $500 million plus an additional repurchase amount equal to the principal amount of any of the Company’s 3 7/8 % convertible senior debentures due 2011 which are converted into shares of Cendant common stock in the fourth quarter of 2004.

•
Announced its intent to purchase Ramada International Hotels & Resorts, primarily a franchised brand of 204 hotels in 26 countries and territories, from Marriott International Inc. This transaction will complete the acquisition of all worldwide trademark rights for the Ramada® brand by Cendant’s Hotel Group. Cendant has operated the Ramada franchise system in the United States since 1990.

2004 Outlook
The Company projects the following EPS for 2004:

	Fourth	Full
	Quarter(a)	Year(a)
2004 EPS	$0.32-$0.33(b)	$1.95-$1.96(d)(e)

2004 EPS from Continuing Operations	$0.32-$0.33(b)	$1.70-$1.71(c)(e)

2003 EPS from Continuing Operations	$0.29(c)	$1.38(c)

% Increase in EPS from Continuing Operations	10% - 14%	23% - 24%

(a)	2003 results and 2004 projections do not reflect any impact from the planned distribution of the mortgage and fleet operations of PHH Corporation to the Company’s shareholders.
(b)
Projection reflects a negative $0.02 impact from transaction-related expenses and integration costs associated with the Orbitz acquisition, more than offset by a positive impact from the favorable resolution of certain tax matters. It also reflects a $0.02 — $0.03 reduction due primarily to lower mortgage production volumes and a car rental pricing environment consistent with the third quarter.

(c)	2003 results and full year 2004 projections have been revised to recast the results of Jackson Hewitt Tax Service as a discontinued operation as required by GAAP.
(d)	Includes $0.06 EPS from Discontinued Operations from Jackson Hewitt recorded in first and second quarter 2004 and the $0.19 gain on sale of Jackson Hewitt recorded in second quarter 2004.
(e)
Includes the one-time tax benefit of $0.10 per share recorded in first quarter 2004 related to the transaction with Trilegiant. Excluding this benefit, 2004 EPS from Continuing Operations is expected to increase 16% — 17% year-over-year.

The Company also announced the following detailed financial projections for full year 2004 (in millions):

	Full Year 2003	Full Year 2004
	Actual (a)	Projected (a)(b)
Revenue
Real Estate Franchise and Operations	$5,258	$6,125-6,175
Mortgage Services	1,483	1,100-1,160

Total Real Estate Services	6,741	7,225-7,335
Hospitality Services	2,523	2,830-2,900
Travel Distribution Services	1,659	1,800-1,850
Vehicle Services	5,851	6,100-6,150

Total Travel Services	10,033	10,730-10,900
Marketing Services	1,224	1,450-1,500

Total Reportable Segments	$17,998	$19,480-19,600
Corporate and Other	17	20-50

Total Company	$18,015	$19,500-19,650

EBITDA
Real Estate Franchise and Operations	$892	$1,030-1,050
Mortgage Services	380	200-225
Hospitality Services	633	740-765
Travel Distribution Services	459	470-500
Vehicle Services	442	600-625
Marketing Services	296	340-365

Total Reportable Segments	$3,102	$3,440-3,460

	Full Year 2003	Full Year 2004
	Actual (a)	Projected (a)(b)
Corporate and Other	(38)	(5)-0

Depreciation and amortization (c)	(507)	(565 - 560)
Amortization of pendings/listings	(20)	(20 - 15)
Interest expense, net (c)(d)	(364)	(270 - 265)

Pretax income	$2,173	$2,580-2,620
Provision for income taxes (e)	(722)	(749 - 765)
Minority interest	(21)	(10 - 5)

Income from continuing operations	$1,430	$1,821-1,850

Diluted weighted average shares outstanding (f)	1,040	1,080-1,070

(a)
Full year 2003 results and 2004 projections have been revised to recast the results of Jackson Hewitt Tax Service as a discontinued operation as required by GAAP, but do not reflect any impact from the planned distribution of the mortgage and fleet operations of PHH Corporation to the Company’s shareholders.

(b)	Projections do not total because we do not expect the actual results of all segments to be at the lowest or highest end of any projected range simultaneously.
(c)
Depreciation and amortization excludes amounts related to our assets under management and mortgage programs, and interest expense excludes amounts related to our debt under management and mortgage programs, both of which are already reflected in EBITDA.

(d)
2003 and 2004 interest expense includes approximately $58 million and $18 million, respectively, of losses on the early extinguishment of debt. In addition, 2004 interest expense reflects interest income of approximately $26 million in the third quarter related to a federal tax refund, which had been included in our prior projections.

(e)
Includes the one-time tax benefit of $109 million recorded in first quarter 2004 related to the transaction with Trilegiant. Excluding this benefit, the effective tax rate is expected to be approximately 33.3% in 2004.

(f)
Forecasted diluted weighted average shares outstanding for 2004 reflect the settlement of the Upper DECS, the treatment of the Company’s 3-7/8% notes under the “if converted” method in fourth quarter 2004, and incremental dilution from employee stock options, net of actual and anticipated common stock repurchases.

Investor Conference Call
Cendant will host a conference call to discuss the second quarter results on Thursday, October 21, 2004, at 11:00 a.m. (EST). Investors may access the call live at www.cendant.com or by dialing (312) 461-9314. A web replay will be available at www.cendant.com following the call. A telephone replay will be available from 2:00 p.m. (EST) on October 21, 2004 until 8:00 p.m. (EST) on October 28, 2004 at (719) 457-0820, access code: 813979.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

Statements about future results made in this release, including the projections, the planned spin-off of PHH Corporation and the pending acquisition of Orbitz, and the statements attached hereto constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant’s Form 10-Q for the quarter ended June 30, 2004 and Forms 8-K dated September 29, 2004 and October 13, 2004 regarding the acquisition of Orbitz and the spin-off of PHH Corporation, respectively.

Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic, competitive and other uncertainties and contingencies, including but not limited to the impact of war or terrorism, which are beyond the control of management of Cendant and its affiliates. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our web site at www.cendant.com.

Media Contact:	Investor Contacts:
Elliot Bloom	Sam Levenson
212-413-1832	212-413-1834

Henry A. Diamond
212-413-1920

# # #

Tables Follow

Table 1

Cendant Corporation and Subsidiaries
SUMMARY DATA SHEET
(Dollars in millions, except per share data)

	Third Quarter
	2004	2003	% Change
Income Statement Items
Net Revenues	$5,363	$5,085	5%
Pretax Income (A)	890	746	19%
Income from Continuing Operations	593	490	21%
EPS from Continuing Operations (diluted)	0.56	0.47	19%

Cash Flow Items
Net Cash Provided by Operating Activities	$2,363	$1,218
Free Cash Flow (B)	729	1,011
Payments Made for Current Period Acquisitions, Net of Cash Acquired	(48)	(36)
Net Debt Repayments	(228)	(444)
Issuance of Common Stock in Connection with the Upper DECS	863	—
Net Repurchases of Common Stock	(103)	(128)
Payment of Dividends	(93)	—

	As of	As of
	September 30, 2004	December 31, 2003
Balance Sheet Items
Total Corporate Debt	$4,465	$6,002
Cash and Cash Equivalents	1,633	839
Total Stockholders’ Equity	12,411	10,186

Reportable Operating Segment Results

		Third Quarter
		2004	2003	% Change
	Net Revenues
	Real Estate Franchise and Operations	$1,774	$1,593	11%
	Mortgage Services	283	411	(31%)

	Total Real Estate Services	2,057	2,004	3%

	Hospitality Services	789	696	13%
	Travel Distribution Services	437	424	3%
	Vehicle Services	1,693	1,610	5%

	Total Travel Services	2,919	2,730	7%

	Marketing Services	389	358	9%

	Total Reportable Segments	5,365	5,092	5%
	Corporate and Other	(2)	(7)	*

	Total Company	$5,363	$5,085	5%

	EBITDA
	Real Estate Franchise and Operations	$358	$325	10%
	Mortgage Services	55	111	(50%)
	Hospitality Services	211	189	12%
	Travel Distribution Services	123	119	3%
	Vehicle Services	221	187	18%
	Marketing Services	111	67	66%

	Total Reportable Segments	1,079	998	8%
	Corporate and Other	(15)	(43)	*

	Total Company	$1,064	$955

	Reconciliation of EBITDA to Pretax Income
	Total Company EBITDA	$1,064	$955
Less:	Non-program related depreciation and amortization	136	126
	Non-program related interest expense, net	33	74
	Early extinguishment of debt	—	4
	Amortization of pendings and listings	5	5

	Pretax Income (A)	$890	$746	19%

*	Not meaningful.
(A)	Referred to as “Income before income taxes and minority interest” on the Consolidated Condensed Statements of Income presented on Table 2.
(B)	See Table 7 for the underlying calculations and reconciliations.

Table 2

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003 (*)	2004	2003 (*)
Revenues
Service fees and membership, net	$3,727	$3,503	$10,363	$9,305
Vehicle-related	1,630	1,574	4,449	4,317
Other	6	8	69	49

Net revenues	5,363	5,085	14,881	13,671

Expenses
Operating	2,777	2,621	7,717	7,063
Vehicle depreciation, lease charges and interest, net	667	651	1,882	1,865
Marketing and reservation	517	489	1,514	1,292
General and administrative	347	354	1,122	1,024
Non-program related depreciation and amortization	136	126	395	378
Non-program related interest, net:
Interest expense, net	33	74	184	235
Early extinguishment of debt	—	4	18	58
Acquisition and integration related costs:
Amortization of pendings and listings	5	5	13	12
Other	(9)	15	(3)	30

Total expenses	4,473	4,339	12,842	11,957

Income before income taxes and minority interest	890	746	2,039	1,714
Provision for income taxes	296	252	570	566
Minority interest, net of tax	1	4	6	17

Income from continuing operations	593	490	1,463	1,131
Income (loss) from discontinued operations, net of tax	—	(4)	64	46
Gain on disposal of discontinued operations, net of tax	—	—	198	—

Income before cumulative effect of accounting changes	593	486	1,725	1,177
Cumulative effect of accounting changes, net of tax	—	(293)	—	(293)

Net income	$593	$193	$1,725	$884

Earnings per share
Basic
Income from continuing operations	$0.57	$0.48	$1.43	$1.11
Income from discontinued operations	—	—	0.06	0.04
Gain on disposal of discontinued operations	—	—	0.20	—
Cumulative effect of accounting changes	—	(0.29)	—	(0.28)

Net income	$0.57	$0.19	$1.69	$0.87

Diluted
Income from continuing operations	$0.56	$0.47	$1.38	$1.09
Income from discontinued operations	—	—	0.06	0.04
Gain on disposal of discontinued operations	—	—	0.19	—
Cumulative effect of accounting changes	—	(0.28)	—	(0.28)

Net income	$0.56	$0.19	$1.63	$0.85

Weighted average shares
Basic	1,036	1,013	1,024	1,019
Diluted	1,064	1,039	1,059	1,039

(*)	Certain reclassifications have been made to conform to the current presentation.

Table 3
(page 1 of 2)

Cendant Corporation and Affiliates
SEGMENT REVENUE DRIVER ANALYSIS
(Revenue dollars in thousands)

	Third Quarter
	2004	2003	% Change
REAL ESTATE FRANCHISE AND OPERATIONS SEGMENT

Real Estate Franchise (A)
Closed Sides	516,747	478,308	8%
Average Price	$201,952	$181,232	11%
Royalty and Marketing Revenue	$145,477	$126,367	15%
Total Revenue	$152,553	$135,467	13%

Real Estate Brokerage
Closed Sides	137,805	142,259	(3%)
Average Price	$412,058	$353,611	17%
Net Revenue from Real Estate Transactions	$1,481,887	$1,327,563	12%
Total Revenue	$1,494,002	$1,338,617	12%

Relocation
Service Based Revenue (Referrals, Outsourcing, etc.)	$90,120	$81,657	10%
Asset Based Revenue (Home Sale Closings and Financial Income)	$37,831	$37,562	1%
Total Revenue	$127,951	$119,219	7%

MORTGAGE SERVICES SEGMENT

Mortgage
Production Loans Closed to be Securitized (millions)	$8,217	$21,121	(61%)
Other Production Loans Closed (millions)	$4,469	$6,473	(31%)
Production Loans Sold (millions)	$8,686	$19,228	(55%)
Average Servicing Loan Portfolio (millions)	$140,208	$125,244	12%
Production Revenue	$122,256	$428,206	(71%)
Gross Recurring Servicing Revenue	$122,038	$112,096	9%
Amortization and Impairment of Mortgage Servicing Rights	$(321,026)	$(282,285)	*
Hedging Activity for Mortgage Servicing Rights	$240,026	$18,295	*
Other Servicing Revenue (B)	$11,913	$(1,064)	*
Net Revenue from Mortgage Servicing Activities	$52,951	$(152,958)	*
Total Revenue	$175,207	$275,248	(36%)

Settlement Services
Title and Appraisal Units	97,762	157,305	(38%)
Total Revenue	$107,823	$135,889	(21%)

HOSPITALITY SERVICES SEGMENT

Lodging
RevPAR	$33.39	$30.97	8%
Weighted Average Rooms Available	469,387	485,491	(3%)
Royalty, Marketing and Reservation Revenue	$112,765	$108,828	4%
Total Revenue	$132,349	$123,124	7%

RCI
Average Subscriptions	3,073,811	2,954,236	4%
Number of Exchanges (C)	325,189	357,003	(9%)
Exchange and Subscription Revenue (C)	$94,676	$93,053	2%
Points and Rental Transaction Revenue (C)	$25,814	$22,210	16%
Other Revenue (C)	$26,734	$15,498	72%
Total Revenue	$147,224	$130,761	13%

Fairfield Resorts
Tours	160,239	164,880	(3%)
Total Revenue	$274,657	$253,225	8%

Trendwest Resorts
Tours	85,581	109,863	(22%)
Total Revenue	$149,368	$157,663	(5%)

Vacation Rental Group
Cottage Weeks Sold	223,850	132,148	69%
Total Revenue (D)	$85,871	$31,807	170%

*	Not meaningful.
(A)
The 2003 amounts have been revised to reflect a new presentation of drivers adopted during second quarter 2004 whereby contributions from NRT, our wholly-owned real estate brokerage firm, have been excluded. All prior period amounts have been revised to reflect this new presentation and are available on the Cendant website, which may be accessed at www.cendant.com. During the three months ended September 30, 2004 and 2003, intercompany royalties paid by NRT were $96 million and $87 million, respectively.

(B)	Includes net interest expense of $1 million and $16 million for the three months ended September 30, 2004 and 2003, respectively.
(C)
The 2003 amounts have been revised to reflect a new presentation of drivers during 2004. All prior period amounts have been revised to reflect this new presentation and are available on the Cendant website, which may be accessed at www.cendant.com.

(D)	The 2004 amount includes the revenues of businesses acquired during or subsequent to the third quarter of 2003 and is therefore not comparable to the 2003 amount.

Table 3
(page 2 of 2)

Cendant Corporation and Affiliates
SEGMENT REVENUE DRIVER ANALYSIS
(Revenue dollars in thousands)

	Third Quarter
	2004	2003	% Change
TRAVEL DISTRIBUTION SERVICES SEGMENT (A)

Transaction Volume, by Region (000’s)
United States	25,349	25,203	1%
International	41,926	43,836	(4%)
Transaction Volume, by Channel (000’s)
Traditional Agency	60,381	64,319	(6%)
Online	6,894	4,720	46%
Air/Non-Air Transaction Volume (000’s)
Air	61,319	63,006	(3%)
Car and Hotel	5,956	6,033	(1%)
Galileo GDS/Other Volume (000’s)
Galileo GDS	66,885	68,779	(3%)
Other	390	260	50%
Galileo Revenue	$370,822	$379,277	(2%)
Online Gross Bookings (000’s) (C)	$380,919	$274,128	39%
Offline Gross Bookings (000’s) (C)	$173,567	$253,257	(31%)
Total Revenue (B)	$437,010	$423,968	3%

VEHICLE SERVICES SEGMENT

Avis
Rental Days (000’s)	15,983	15,784	1%
Time and Mileage Revenue per Day	$40.55	$41.21	(2%)
Average Length of Rental (stated in Days)	3.83	3.81	1%
Total Revenue (C)	$733,438	$731,181	—

Budget (D)
Car Rental Days (000’s)	8,600	7,896	9%
Time and Mileage Revenue per Day	$34.43	$37.21	(7%)
Average Length of Rental (stated in Days)	4.22	4.21	—
Car Rental Revenue (C)	$348,519	$351,790	(1%)
Truck Rental Revenue (C)	$160,952	$150,934	7%
Total Revenue (C)	$509,471	$502,724	1%

Vehicle Management and Fuel Card Services
Average Fleet (Leased)	317,943	313,858	1%
Average Number of Cards (000’s)	4,127	3,833	8%
Service Based Revenue	$67,840	$58,824	15%
Asset Based Revenue	$382,672	$317,282	21%
Total Revenue	$450,512	$376,106	20%

MARKETING SERVICES SEGMENT

Loyalty/Insurance Marketing Revenue	$157,445	$155,472	1%
Individual Membership Revenue	$233,464	$203,178	15%

*	Not meaningful.
(A)
The 2003 drivers have been revised to reflect a new presentation adopted during third quarter 2004. All prior period drivers have been revised to reflect this new presentation and are available on the Cendant website, which may be accessed at www.cendant.com.

(B)	The 2004 amounts include the revenues of businesses acquired during or subsequent to the third quarter of 2003 and is therefore not comparable to the 2003 amount.
(C)
Certain reclassifications have been made to the 2003 amounts to conform to the current presentation. All prior period amounts have been revised to reflect this new presentation and are available on the Cendant website, which may be accessed at www.cendant.com.

(D)
The 2003 amounts have been revised to reflect a new presentation of drivers during 2004 consistent with the methodology used for the Avis business now that Budget has been integrated onto the Company’s system. All prior period amounts have been revised to reflect this new presentation and are available on the Cendant website, which may be accessed at www.cendant.com.

Table 4

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED BALANCE SHEETS
(In billions)

	As of	As of
	September 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$1.6	$0.8
Assets of discontinued operations	—	0.6
Other current assets	3.3	3.6

Total current assets	4.9	5.0

Property and equipment, net	1.7	1.8
Goodwill	11.0	10.7
Other non-current assets	5.1	4.4

Total assets exclusive of assets under programs	22.7	21.9

Assets under management and mortgage programs	18.9	17.6

Total assets	$41.6	$39.5

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$0.9	$1.6
Liabilities of discontinued operations	—	0.1
Other current liabilities	5.2	5.5

Total current liabilities	6.1	7.2

Long-term debt	3.6	4.4
Other non-current liabilities	1.2	1.2

Total liabilities exclusive of liabilities under programs	10.9	12.8

Liabilities under management and mortgage programs (*)	18.3	16.5

Total stockholders’ equity	12.4	10.2

Total liabilities and stockholders’ equity	$41.6	$39.5

(*)	Liabilities under management and mortgage programs includes deferred income tax liabilities of $2.7 billion and $1.4 billion as of September 30, 2004 and December 31, 2003, respectively.

Table 5

Cendant Corporation and Subsidiaries
SCHEDULE OF CORPORATE DEBT (A)
(In millions)

Earliest Mandatory			September 30,	June 30,	March 31,	December 31,
Redemption Date	Maturity Date		2004	2004	2004	2003
		Net Debt
February 2004	n/a	Zero coupon senior convertible contingent notes	$—	$—	$—	$430
May 2009	n/a	11% senior subordinated notes	—	—	329	333
May 2004	n/a	Zero coupon convertible debentures	—	—	7	7
November 2004	November 2011	3 7/8% convertible senior debentures (B)	804	804	804	804
August 2006	August 2006	6 7/8% notes	849	849	849	849
January 2008	January 2008	6 1/4% notes	797	797	797	797
March 2010	March 2010	6 1/4% notes	349	348	348	348
January 2013	January 2013	7 3/8% notes	1,191	1,190	1,190	1,190
March 2015	March 2015	7 1/8% notes	250	250	250	250
August 2006	August 2006	4.89% notes (C)	100	100	—	—
		Net hedging gains (losses) (D)	28	(41)	99	31
		Other	97	320	118	100

		Total corporate debt, excluding Upper DECS	4,465	4,617	4,791	5,139
		Plus: Upper DECS (E)	—	—	863	863

		Total Debt	4,465	4,617	5,654	6,002
		Less: Cash and cash equivalents	1,633	566	631	839

		Net Debt	$2,832	$4,051	$5,023	$5,163

		Net Capitalization
		Total Stockholders’ Equity	$12,411	$11,114	$10,637	$10,186
		Total Debt (per above)	4,465	4,617	5,654	6,002

		Total Capitalization	16,876	15,731	16,291	16,188
		Less: Cash and cash equivalents	1,633	566	631	839

		Net Capitalization	$15,243	$15,165	$15,660	$15,349

		Net Debt to Net Capitalization Ratio (F)	18.6%	26.7%	32.1%	33.6%

		Total Debt to Total Capitalization Ratio	26.5%	29.3%	34.7%	37.1%

(A)	Amounts presented herein exclude debt under management and mortgage programs.
(B)
Each $1,000 principal amount is convertible into 41.58 shares of CD common stock during 2004 if the average price of CD common stock exceeds $28.32 during the stipulated measurement periods. Redeemable by the Company after November 27, 2004. Holders may require the Company to repurchase the debentures on November 27, 2004 and 2008. The Company intends to redeem these debentures during fourth quarter 2004, at which time holders will have the right to convert their debentures into shares of CD common stock.

(C)
Represents amount of senior notes outstanding following the Company’s remarketing in May 2004 of the $863 million principal amount of senior notes forming a part of the Company’s Upper DECS securities. These notes were previously pledged to the Company as security for the holders’ obligations under the forward purchase contract component of the Upper DECS. The Company did not receive any proceeds from the remarketing; rather, the proceeds were used to purchase a portfolio of U.S. Treasury securities, which was pledged to the Company as collateral for the forward purchase contracts until the settlement of those contracts in August 2004.

(D)
As of September 30, 2004, this balance represents $162 million of realized gains resulting from the termination of interest rate hedges, which will be amortized by the Company to reduce future interest expense, partially offset by $134 million of mark to market adjustments on current interest rate hedges.

(E)
In May 2004, these senior notes were remarketed and as a result no longer formed a portion of the Upper DECS. In connection with such remarketing, the Company purchased and retired $763 million principal amount of notes (see Note (C) above).

(F)
The “Net Debt to Net Capitalization Ratio” is useful in measuring the Company’s leverage and indicating the strength of its financial condition. This ratio is calculated by dividing (i) net corporate debt (which reflects total debt adjusted to assume the application of available cash to reduce outstanding indebtedness) by (ii) net capitalization (which reflects total capitalization also adjusted for the application of available cash). A reconciliation of the “Net Debt to Net Capitalization Ratio” to the appropriate measure recognized under generally accepted accounting principles (Total Debt to Total Capitalization Ratio) is presented in the above table.

Table 6

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Operating Activities
Net cash provided by operating activities exclusive of management and mortgage programs	$921	$1,040	$2,240	$2,307
Net cash provided by operating activities of management and mortgage programs	1,442	178	1,854	1,198

Net Cash Provided by Operating Activities	2,363	1,218	4,094	3,505

Investing Activities
Property and equipment additions	(111)	(111)	(311)	(307)
Net assets acquired, net of cash acquired, and acquisition-related payments	(65)	(99)	(443)	(234)
Proceeds received on asset sales	6	34	30	120
Proceeds from disposition of businesses, net of transaction-related payments	(5)	—	821	—
Other, net	2	20	42	90

Net cash provided by (used in) investing activities exclusive of management and mortgage programs	(173)	(156)	139	(331)

Management and mortgage programs:
Net change in program cash	(87)	24	87	66
Net investment in vehicles	939	(285)	(2,395)	(1,904)
Net change in relocation receivables	(47)	36	(62)	(56)
Net change in mortgage servicing rights, related derivatives and mortgage-backed securities	130	(595)	(215)	(514)

	935	(820)	(2,585)	(2,408)

Net Cash Provided by (Used in) Investing Activities	762	(976)	(2,446)	(2,739)

Financing Activities
Proceeds from borrowings	7	—	26	2,588
Principal payments on borrowings	(235)	(444)	(1,353)	(3,215)
Issuances of common stock	951	121	1,347	247
Repurchases of common stock	(191)	(249)	(1,153)	(710)
Payment of dividends	(93)	—	(237)	—
Other, net	—	—	(22)	(86)

Net cash provided by (used in) financing activities exclusive of management and mortgage programs	439	(572)	(1,392)	(1,176)

Management and mortgage programs:
Proceeds from borrowings	3,701	8,945	12,145	22,570
Principal payments on borrowings	(5,297)	(8,216)	(11,679)	(21,041)
Net change in short-term borrowings	(864)	(38)	50	(276)
Other	(4)	(1)	(21)	(10)

	(2,464)	690	495	1,243

Net Cash Provided by (Used in) Financing Activities	(2,025)	118	(897)	67

Effect of changes in exchange rates on cash and cash equivalents	(33)	10	5	(10)
Cash provided by discontinued operations	—	7	38	56

Net increase in cash and cash equivalents	1,067	377	794	879
Cash and cash equivalents, beginning of period	566	627	839	125

Cash and cash equivalents, end of period	$1,633	$1,004	$1,633	$1,004

Table 7

Cendant Corporation and Subsidiaries
CONSOLIDATED SCHEDULES OF FREE CASH FLOWS
(In millions)

Free Cash Flow is useful to management and the Company’s investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. Such metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Pretax income	$890	$746	$2,039	$1,714
Addback of non-cash depreciation and amortization:
Non-program related	136	126	395	378
Pendings and listings	5	5	13	12
Tax payments, net of refunds	(30)	107	(127)	58
Working capital and other	(74)	90	(50)	265
Capital expenditures	(111)	(111)	(311)	(307)
Management and mortgage programs (A)	(87)	48	(236)	33

Free Cash Flow	729	1,011	1,723	2,153

Current period acquisitions, net of cash acquired	(48)	(36)	(370)	(80)
Payments related to prior period acquisitions	(17)	(63)	(73)	(154)
Proceeds from disposition of businesses, net	(5)	—	821	—
Issuance of common stock in connection with the Upper DECS	863	—	863	—
Net repurchases of common stock	(103)	(128)	(669)	(463)
Payment of dividends	(93)	—	(237)	—
Investments and other (B)	(31)	37	63	50
Net debt repayments	(228)	(444)	(1,327)	(627)

Net increase in cash and cash equivalents (per Table 6)	$1,067	$377	$794	$879

(A)
Cash flows related to management and mortgage programs may fluctuate significantly from period to period due to the timing of the underlying management and mortgage program transactions (i.e., timing of mortgage loan origination versus sale). For the three months ended September 30, 2004 and 2003, the net cash flows from the activities of management and mortgage programs are reflected on Table 6 as follows: (i) net cash provided by operating activities of $1,442 million and $178 million, respectively, (ii) net cash provided by (used in) investing activities of $935 million and ($820) million, respectively, and (iii) net cash provided by (used in) financing activities of ($2,464) million and $690 million, respectively. For the nine months ended September 30, 2004 and 2003, the net cash flows from the activities of management and mortgage programs are reflected on Table 6 as follows: (i) net cash provided by operating activities of $1,854 million and $1,198 million, respectively, (ii) net cash used in investing activities of ($2,585) million and ($2,408) million, respectively, and (iii) net cash provided by financing activities of $495 million and $1,243 million, respectively.

(B)	Includes net cash provided by (used in) discontinued operations, the effects of exchange rates on cash and cash equivalents and other investing and financing activities.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Free Cash Flow (per above)	$729	$1,011	$1,723	$2,153
Cash (inflows) outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities:
Investing activities of management and mortgage programs	(935)	820	2,585	2,408
Financing activities of management and mortgage programs	2,464	(690)	(495)	(1,243)
Capital expenditures	111	111	311	307
Proceeds received on asset sales	(6)	(34)	(30)	(120)

Net Cash Provided by Operating Activities (per Table 6)	$2,363	$1,218	$4,094	$3,505

	Full Year 2004
	Projected

Free Cash Flow	$2,000-$2,100
Cash outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities:
Investing and financing activities of management and mortgage programs	1,975-2,625
Capital expenditures	490-540
Cash inflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities:
Proceeds received on asset sales	(50)-(30)

Net Cash Provided by Operating Activities	$4,415-$5,235